Exhibit 99.1

BioLargo’s subsidiary Clyra Medical secures over $1 million in direct investments to finalize the acquisition of the breakthrough stem cell therapy technology SkinDisc

WESTMINSTER, Calif., December 19, 2018 – BioLargo, Inc. (OTCQB:BLGO), developer of sustainable science and technologies and a full-service environmental engineering company, announced today that its partially owned subsidiary Clyra Medical Technologies, Inc. has secured over $1 million in new capital via direct investment and finalized its acquisition of a breakthrough stem cell therapy technology called “SkinDiscTM.” Developed by Scion Solutions, LLC, SkinDiscTM uses a homogenous cocktail to generate a cell-rich bio gel that supports the healing of chronic wounds. The product has been deployed clinically in over 250 patient cases with no adverse side effects, and successfully aided in the salvage of limbs that otherwise may have led to amputation and costly treatments.

In addition to the acquiring the SkinDiscTM product, Clyra has engaged Scion’s founders to support its commercial strategy, including Dr. Brock Liden, a renowned wound specialist and expert in diabetic limb salvage, and Spencer Brown, a medical device industry veteran with more than 35 years of experience working in medical sales, account management, and distribution in the medical device industry. In addition to Dr. Liden and Mr. Brown, Scion’s founders include Tanya Rhodes, former VP of Innovation at Smith & Nephew, and a current Clyra consultant. The details of the Scion transaction were previously reported in a Form 8-K filed with the Securities and Exchange Commission on October 2, 2018 (link here).

Dennis P. Calvert, CEO of BioLargo commented, “Our core technologies are the foundation upon which we are building a successful company, and this is just one example. By funding Clyra through direct investment, we have secured dedicated capital to complete its products’ journey to market while also creating value for BioLargo’s shareholders through ownership in Clyra and its ongoing licensing arrangement. In this same vein, we intend to pursue direct investment for our BioLargo Water subsidiary in 2019. These developments serve to enhance the fundamental value of BioLargo while also helping to conserve capital.”

Calvert continued, “The completion of the Scion transaction is important for many reasons. First, a fairness opinion report written by an independent evaluator suggested that there is good evidence, based on comparable company analysis, that the combined value of Clyra and Scion would be approximately $33 million following this transaction. Second, the two technical platforms - Clyra antimicrobial products and the SkinDiscTM - represent substantial product platforms upon which to build an internationally competitive wound care company. Finally, Scion’s founders have successfully launched multiple products into the medical industry and bring crucial expertise on positioning our products in those markets. Of course, we remind our shareholders that we cannot predict the timing of the approval of our current application before the FDA, but that we are highly encouraged with the continued interaction with the FDA staff and believe we are on the right track to be successful soon.”

Clyra Medical’s antimicrobial technology feature a broad-spectrum of antimicrobial efficacy with no known acquired resistance, sustained release, biofilm efficacy, and bioharmony for skin and tissue. While Clyra realizes the need and opportunity across many medical disciplines, the initial targeted commercial markets will be in the areas of general wound therapy, infection control for the orthopedic surgery, and dental. The Clyra technology presents the potential for multiple additional product designs.

About BioLargo, Inc.
BioLargo, Inc. is an innovative technology developer and environmental engineering company driven by a mission to "make life better" by delivering robust, sustainable solutions for a broad range of industries and applications, with a focus on clean water, clean air, and advanced wound care. We develop and commercialize disruptive technologies by providing the capital, support, and expertise to expedite them from "cradle" to "maturity" (www.biolargo.com). Our engineering division features experienced professional engineers dedicated to integrity, reliability, and environmental stewardship (www.biolargoengineering.com). Our industrial odor control division, Odor-No-More (www.odornomore.com) features CupriDyne Clean Industrial Odor Eliminator (www.cupridyne.com), which eliminates the odor-causing compounds and VOCs rather than masking them, and is now winning over leading companies in the solid waste handling and wastewater industries and other industries that contend with malodors and VOCs. Our subsidiary BioLargo Water (www.biolargowater.ca) develops the Advanced Oxidation System "AOS," a disruptive industrial water treatment technology designed to eliminate waterborne pathogens and recalcitrant contaminants with better energy-efficiency and lower operational costs than incumbent technologies. Our subsidiary Clyra Medical (www.clyramedical.com) features effective and gentle solutions for chronic infected wounds to promote infection control and regenerative tissue therapy.

Contact Information

Dennis Calvert President and CEO BioLargo, Inc. 949-643-9540 x2

Safe Harbor Disclosure

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results.